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For Immediate Release

DR. PAUL BERG TO RETIRE FROM GILEAD SCIENCES’ BOARD OF DIRECTORS

Foster City, CA, November 5, 2010 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced that Paul Berg, PhD plans to retire from the company’s Board of Directors, effective May 2011. Dr. Berg has been a member of the company’s Board of Directors since 1998.

“On behalf of Gilead’s Board and the senior leadership team, I thank Paul for his invaluable contributions over the last 13 years,” said John Martin, PhD, Chairman and Chief Executive Officer, Gilead Sciences. “Paul has been a wonderful colleague and is someone I enjoy working with tremendously. His expertise and judgment have helped advance our efforts to deliver therapies to patients in need, and I look forward to his continued scientific input and guidance.”

Dr. Berg has previously served as Professor and Chairman of the Department of Biochemistry and Director of the Beckman Center for Molecular and Genetic Medicine at the Stanford University School of Medicine. He is a member of the U.S. National Academy of Sciences. In 1980, Dr. Berg was awarded the Nobel Prize for his fundamental studies of the biochemistry of nucleic acids. He was awarded the National Medal of Science in 1983.

About Gilead
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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